MICROMEM TECHNOLOGIES INC.

INTERIM CONSOLIDATED FINANCIAL STATEMENTS
AS AT APRIL 30, 2006
AND FOR THE THREE MONTHS THEN ENDED

(Unaudited - See Notice to Reader)

MICROMEM TECHNOLOGIES INC.

Notice to Reader

The management of Micromem Technologies Inc. ("the Company") is responsible for the preparation of the accompanying interim financial statements. The interim financial statements as at April 30, 2006 and for the quarter then ended have been prepared in accordance with accounting principles generally accepted in Canada and are considered by management to represent fairly the financial position, operating results and cash flow of the Company.

These interim financial statements have not been reviewed by an auditor. These interim financial statements are unaudited and include all adjustments, consisting of normal and recurring items, that management considers necessary for a fair presentation of the consolidated financial position, results of operations and cash flows.

"Joseph Fuda"
(signed) Joseph Fuda, President and CEO

"Dan Amadori"
(signed) Dan Amadori, Chief Financial Officer

June 26, 2006

MICROMEM TECHNOLOGIES INC.
(A DEVELOPMENT STAGE COMPANY)

CONSOLIDATED BALANCE SHEET
 (Expressed in United States dollars)
(See Note 2 - Going Concern)

As at	April 30, 2006	April 30, 2005	October 31, 2005
	(Unaudited)	(Unaudited)	(Audited)

Assets
Current assets:
Cash and cash equivalents	$326,516	$1,127,046	$642,803
Term deposits	-	86,313	-
Deposits and other receivables (Note 5)	39,511	106,241	85,572
	366,027	1,319,600	728,375
Property and equipment (Note 6)	-	2,469	-
Patents and trademarks (Note 7)	-	-	-
Royalty rights (Note 4 and Note 10)	-	-	-
	366,027	1,322,069	728,375

Liabilities and Shareholders' Equity (Deficiency)
Current liabilities:
Accounts payable and accrued liabilities (Note 5)	840,322	456,006	803,206

Shareholders' equity (deficiency):
Share capital: (Note 8)
Authorized:
2,000,000 special preference shares, redeemable, voting
Unlimited common shares without par value
Issued and outstanding:
66,469,449 common shares	34,830,087	33,657,787	34,305,087
Contributed surplus (Notes 8 (b) and 9)	20,283,898	18,620,573	20,140,112
Deficit accumulated during the development stage	(55,588,280)	(51,412,297)	(54,520,030)
	(474,295)	866,063	(74,831)
	$366,027	$1,322,069	$728,375

Commitments (Note 13)
Contingencies (Note 14)

"Joseph Fuda" (Signed)
Joseph Fuda, Director

"David Sharpless" (Signed)
David Sharpless, Director

See accompanying notes to the consolidated financial statements

MICROMEM TECHNOLOGIES INC.
(A DEVELOPMENT STAGE COMPANY)

Consolidated Statements of Operations and Deficit
(Expressed in United States dollars)

For the three month period ended April 30, 2006 (with comparative data)

					Period from
					September 3, 1997
	Apr. 30, 2006	Apr. 30, 2006	Apr. 30, 2005	Apr. 30, 2005	to April 30, 2006
	(3 mos)	(6 mos)	(3 mos)	(6 mos)

Interest and other income	-	$1,219	$301	$590	$541,306

Costs and expenses (income)
Administration	64,259	152,063	43,240	91,840	2,622,485
Professional, Management and consulting fees (Notes 8 (b) and 12 (c))	201,276	357,846	253,653	384,727	4,816,454
Wages and Salaries (Note 12 (b))	50,122	106,175	19,996	31,230	9,627,977
Research and development (Notes 6 and 13)	13,043	276,995	116,869	122,511	7,033,828
Travel and entertainment	31,851	56,502	37,936	71,067	1,293,821
Amortization of property and equipment (Note 6)	-	-	228	456	344,466
Stock compensation expense (Note 8 (b))	-	143,786	-	202,203	19,705,007
Unrealized foreign exchange loss (gain)	(26,783)	(23,898)	2,606	24,306	(67,070)
Amortization of patents and trademarks	-	-	-	-	67,596
Operating Leases	-	-	-	-	109,412
Loss on sale of investment	-	-	-	-	54,606
Write-down of investment	-	-	-	-	61,020
Write-down of royalty rights (Note 10)	-	-	-	-	10,000,000
Write-down of patents and trademarks (Note 7)	-	-	-	-	299,820
Interest expense	-	-	-	-	75,027
Loss on sale of property and equipment	-	-	-	-	65,460

	333,768	1,069,469	474,528	928,340	56,109,909

Loss before income taxes	(333,768)	(1,068,250)	(474,227)	(927,750)	(55,568,603)

Provision for income taxes (Note 11)	-	-	-	-	19,677

Net loss for the period	(333,768)	(1,068,250)	(474,227)	(927,750)	(55,588,280)

Deficit accumulated during the development stage, beginning of period	(55,254,512)	(54,520,030)	(50,938,070)	(50,484,547)	-

Deficit accumulated during the development stage, end of period	($55,588,280)	($55,588,280)	($51,412,297)	($51,412,297)	($55,588,280)

Loss per share - basic and diluted	(0.01)	(0.02)	(0.01)	(0.02)	(1.16)

Weighted average number of shares	47,935,236	47,935,236	47,621,662	47,621,662	47,935,236

See accompanying notes to the consolidated financial statements

MICROMEM TECHNOLOGIES INC.
(A DEVELOPMENT STAGE COMPANY)

Consolidated Statements of Cash Flows
(Expressed in United States dollars)

For the three month period ended April 30, 2006 (with comparative data)

					Period from
					September 3, 1997
	Apr. 30, 2006	Apr. 30, 2006	Apr. 30, 2005	Apr. 30, 2005	to April 30, 2006
	(3 mos)	(6 mos)	(3 mos)	(6 mos)

Cash flows from operating activities:
Net loss for the period	($333,768)	($1,068,250)	($474,227)	($927,750)	($55,588,280)
Adjustments to reconcile loss for
the period to net cash used in operating activities:
Amortization of patents and trademarks	-	-	-	-	67,596
Amortization of property and equipment	-	-	228	456	529,686
Stock option expense	-	143,786	-	202,203	19,848,793
Loss on sale of investment	-	-	-	-	49,810
Write down of investment	-	-	-	-	61,020
Loss on disposal of property and equipment	-	-	-	-	65,460
Write-down of royalty rights	-	-	-	-	10,000,000
Write-down of patents and trademarks	-	-	-	-	299,820
Share compensation expense	-	-	-	-	7,285,696
Non-cash wages and salaries	-	-	-	-	34,000
Decrease (increase) in deposits and other receivables	22,995	46,061	(34,067)	(72,179)	(30,914)
Increase in accounts payable and accrued liabilities	43,279	37,116	6,532	19,382	635,492
Net cash used in operating activities	(267,494)	(841,287)	(501,534)	(777,888)	(16,741,821)

Cash flows from investing activities:
Purchase of property and equipment	-	-		-	(729,604)
Proceeds on disposal of property and equipment	-	-	-	-	134,458
Patents and trademarks	-	-	-	-	(367,416)
Sale of available-for-sale Investment	-	-	-	-	260,641
Royalty rights	-	-	-	-	(2,000,000)
Term deposits	-	-	1,234	930	-
Net cash proceeded by (used in) investing activities	-	-	1,234	930	(2,701,921)

Cash flows from financing activities:
Issue of common shares	480,000	525,000	893,000	1,553,500	19,189,533
Net proceeds from shareholder's Loan	-	-	-	-	544,891
Loan proceeds from Avanticorp International Inc.	-	-	-	-	112,891
Rights issue costs	-	-	-	-	(76,197)
Net cash provided by financing activities	480,000	525,000	893,000	1,553,500	19,770,258

Increase (decrease) in cash and cash equivalents	212,506	(316,287)	392,700	776,542	326,516

Cash and cash equivalents, beginning of period	114,010	642,803	734,346	350,504	-

Cash and cash equivalents, end of period	$326,516	$326,516	$1,127,046	$1,127,046	$326,516

Supplemental cash flow information:
Interest paid	-	-	-	-	76,987
Income taxes paid	-	-	-	-	66,722

See accompanying notes to the consolidated financial statements

MICROMEM TECHNOLOGIES INC.
(A DEVELOPMENT STAGE COMPANY)

CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY (DEFICIENCY)
(Expressed in United States dollars)

April 30, 2006

	Number of	Share	Contributed	Deferred Share	Deficit Accumulated
	Shares	Capital	Surplus	Compensation	During Development
Micromem share capital, October 31, 1998	3,490,643	$ -	$ -	$ -	$ -

Exercise of director's stock options	490,000	-	-	-	-
Pageant share capital, October 31, 1998	-	1	-	-	-
Net loss for the year	-	-	-	-	(500,992)
Common shares of Pageant, December 4, 1998	-	4,999	-	-	-
Assigned fair value of net assets (Note 3 (c))	32,000,000	549,140	-	-	-
Micromem share capital, September 11, 1999	35,980,643	554,140	-	-	(500,992)

Exercise of common share purchase warrants for cash	120,676	164,053	-	-	-
Private placement of common shares for cash, May 17, 1999	350,000	1,050,000	-	-	-
Shareholder loan forgiven (Note 9)	-	-	544,891	-	-
Exercise of stock options for cash	100,000	300,000	-	-	-

Net loss for the year	-	-	-	-	(5,207,787)
Balance, October 31, 1999	36,551,319	2,068,193	544,891	-	(5,708,779)

Exercise of common share purchase warrants for cash	182,087	274,717	-	-	-
Exercise of stock options for cash	100,000	300,000	-	-	-
Deferred share compensation (Note 12)	-	-	2,711,881	(453,219)	-
Private placement of common shares for cash, February 10, 2000	2,000,000	5,000,000	-	-
Common shares issued pursuant to compensation agreements, March 15, 2000	901,110	4,206,447	-	-	-
Stock options issued to directors/consultants	-	-	9,681,257	-	-

Net loss for the year	-	-	-	-	(16,940,613)
Balance, October 31, 2000	39,734,516	11,849,357	12,938,029	(453,219)	(22,649,392)

Exercise of common share purchase warrants for cash	362,450	554,655	-	-	-
Common shares issued under rights offering November 20, 2000	304,674	1,119,058	-	-	-
Exercise of stock options for cash	800,000	2,400,000	-	-	-
Deferred share compensation (Note 12)	-	-	(453,219)	453,219	-
Stock-based compensation	-	-	34,000	-	-
Exercise of director's stock options for cash, January 17, 2001	714,686	71,649	-	-	-
Common shares issued pursuant to compensatory stock options, at January 17, 2001	-	1,581,242	(1,581,242)	-	-
Adjustment-share compensation expenses (Note 12)	-	-	(677,420)	-	-
Common shares issued pursuant to compensation agreement, January 23, 2001 (Note 12 (a))	11,192	66,461	-	-	-
Private placement of common shares for cash, March 21, 2001	2,000,000	4,000,000	-	-	-
Common shares issued under asset purchase agreement to Estancia Limited, March 14, 2001	2,007,831	8,000,000	-	-	-
Compensation shares due but not issued (Note 12)	-	-	1,431,545	-	-
Stock options issued to directors/consultants			4,627,752

Net loss for the year	-	-		-	(9,187,377)
Balance, October 31, 2001	45,935,349	$29,642,242	$16,319,445	$ -	($31,836,769)

See accompanying notes to the consolidated financial statements.

MICROMEM TECHNOLOGIES INC.
(A DEVELOPMENT STAGE COMPANY)

CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY (DEFICIENCY)
(Expressed in United States dollars)

April 30, 2006

	Number of	Share Capital	Contributed	Deferred Share	Deficit
	Shares		Surplus	Compensation	Accumulated
					During Development
Balance, October 31, 2001	45,935,349	$ 29,642,242	$ 16,319,445	$ -	($31,836,769)

Shares issued pursuant to compensatory agreement, March 26, 2002 (Note 12)	765,588	1,431,545	(1,431,545)	-	-
Stock options issued to directors/consultants	-	-	1,832,500

Net loss for the year	-	-		-	(14,565,515)
Balance, October 31, 2002	46,700,937	31,073,787	16,720,400	-	(46,402,284)

Private placement of common shares for cash, August 13, 2003 (Note 8(d))	2,031,250	162,500	-	-	-
Stock options issued to directors/consultants	-	-	318,000

Net loss for the year	-	-	-	-	(1,767,965)
Balance, October 31, 2003	48,732,187	31,236,287	17,038,400	-	($48,170,249)

Private Placement of common shares for cash, December 2003 (Note 8 (e) ii)	500,000	40,000	-	-	-
Private Placement of common shares for cash, December 2003 (Note 8 (e) i)	300,000	33,000	-	-	-
Exercise of common share purchase warrants for cash (Note 8(d), August 2004	2,031,250	162,500	-	-	-
Exercise of common share purchase warrants for cash (Note 8 (e) ii), June-September 2004	1,000,000	80,000	-	-	-
Exercise of common share purchase warrants for cash (Note 8 (e) i), October 2004	200,000	22,000	-	-	-
Exercise of options for cash	5,300,000	530,000	-	-	-
Stock options issued to directors/consultants	-	-	1,379,970	-
Net loss for the year	-	-	-	-	(2,314,298)
Balance, October 31, 2004	58,063,437	32,103,787	18,418,370	-	($50,484,547)

Exercise of common share purchase warrants for cash (Note 8(e)), December – January	400,000	44,000	-	-	-
Private placement of common shares for cash	1,028,334	617,000	-	-	-
Stock options issued to consultants/employees	-	-	202,203	-
	-	-	-	-
Net loss for the quarter	-	-	-	-	(453,523)
Balance at January 31, 2005	59,491,771	661,000	18,620,573	-	($50,938,070)

Exercise of common shares purchase warrants for cash (Note 8(d)), February, 2005	1,406,250	112,500	-	-	-
Private Placement of common shares for cash, March, 2005	1,300,000	845,000	-	-	-
Private Placement of common shares for cash, February, 2005	14,000	10,500	-	-	-
Legal expenses relating to private placements	-	(75,000)	-	-	-

Net loss for the quarter	-	-	-	-	(474,227)
Balance at April 30, 2005	62,212,021	33,657,787	18,620,573		(51,412,297)

Exercise of stock options (Note 8(b)), June, 2005	1,820,000	553,600
Settlement of accounts payable for common shares.	62,428	43,700	-	-
Stock options issued to consultants/employees	-	-	903,040	-

Net loss for the quarter	-	-	-	-	(1,726,931)
Balance at July 31, 2005	64,094,449	$ 34,255,087	$ 19,523,613	$ -	($53,139,228)

Exercise of common shares purchase warrants for cash September, 2005	625,000	50,000	-	-
Stock options issued to consultants	-	-	616,499	-

Net loss for the quarter	-	-	-	-	(1,380,802)
Balance at October 31, 2005	64,719,449	$ 34,305,087	$ 20,140,112	$ -	($54,520,030)

Exercise of stock options (Note 8 (b))	150,000	45,000
Stock options issued to consultants/employees			143,786

Net loss for the quarter					(734,482)
Balance at January 31, 2006	64,869,449	$ 34,350,087	$ 20,283,898	$ -	($55,254,512)

Exercise of stock options (Note 8(b))	1,600,000	480,000	-

Net loss for the quarter					(33,768)
Balance at April 30, 2006	66,469,449	$ 34,830,087	$ 20,283,898	$ -	($55,288,280)

See accompanying notes to the consolidated financial statements.

MICROMEM TECHNOLOGIES INC.
(A DEVELOPMENT STAGE COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in United States dollars)

April 30, 2006

1.     Nature of business:

Micromem Technologies Inc. ("Micromem" or the "Company") is a corporation incorporated under the laws of the Province of Ontario, Canada. By Articles of Amendment dated January 14, 1999, the Company changed its name from Avanticorp International Inc. to Micromem Technologies Inc. On January 11, 1999, the Company acquired all of the outstanding shares of Pageant Technologies Inc. ("Pageant"), a company subsisting under the laws of Barbados. This acquisition, as described in Note 3(c), was recorded as a reverse takeover under Canadian generally accepted accounting principles ("Canadian GAAP").

The Company currently operates in a single segment as a developer of non-volatile magnetic memory technology. The Company has not generated significant revenue through April 30, 2006, has no planned principal operations and is devoting substantially all of its efforts to the development of its technology. Accordingly, for financial reporting purposes, the Company is a development stage enterprise.

2.     Going concern:

These consolidated financial statements have been prepared on the "going concern" basis, which presumes that the Company will be able to realize its assets and discharge its liabilities in the normal course of business for the foreseeable future.

The Company has incurred substantial losses to date. It will be necessary to raise additional funds for the continuing development, testing and commercial exploitation of its technology. The sources of these funds have not yet been identified and there can be no certainty that sources will be available in the future.

The Company continues to pursue its research initiatives as outlined in Note 13 in order to develop its technology for commercial applications and continues to raise financing for operations as outlined in Note 8.

The Company's ability to continue as a going concern is in substantial doubt and it is dependent upon completing the development of its technology for a particular application, achieving profitable operations, obtaining additional financing and successfully bringing its technology to the market. The outcome of these matters cannot be predicted at this time. The consolidated financial statements have been prepared on a going concern basis and do not include any adjustments to the amounts and classifications of the assets and liabilities that might be necessary should the Company be unable to continue in business. If the "going concern" assumption were not appropriate for these consolidated financial statements then adjustments would be necessary in the carrying value of assets and liabilities, the reported expenses and the balance sheet classifications used.

MICROMEM TECHNOLOGIES INC.
(A DEVELOPMENT STAGE COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in United States dollars)

April 30, 2006

3.     Summary of significant account policies:

These consolidated financial statements have been prepared in accordance with Canadian GAAP and are stated in United States dollars. These principles are also in conformity in all material respects with United States generally accepted accounting principles ("U.S. GAAP") as described in Note 16 to the consolidated financial statements. The most significant accounting policies are as follows:

a.     Financial reporting:

The Company has adopted Section 1100 of the Canadian Institute of Chartered Accountants ("CICA") Handbook, "Generally Accepted Accounting Principles" ("GAAP"). This section establishes standards for financial reporting in accordance with GAAP and provides guidance on sources to consult with when selecting accounting policies and determining the appropriate disclosures when an item is not explicitly dealt with in the primary sources of GAAP. The Company also adopted Section 1400 of the CICA Handbook, "General Standards of Financial Statement Presentation". This section clarifies what constitutes "fair presentation in accordance with GAAP". The Company also adopted Section 3063 of the CICA Handbook, "Impairment of Long Lived Assets". This section requires the Company to measure and disclose impairments of long-lived assets. Adoption of these sections did not have a material impact on the Company's financial statements.

b.     Principles of consolidation:

These consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries, Memtech International Inc., Memtech International (U.S.A.) Inc., Pageant Technologies Inc. and Pageant Technologies (U.S.A.) Inc.

MICROMEM TECHNOLOGIES INC.
(A DEVELOPMENT STAGE COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in United States dollars)

April 30, 2006

During the fiscal year ending October 31, 2003, two of the Company's subsidiaries, Micromem Technologies B.V. and Micromem Technologies S.p.A. were wound up. All significant intercompany balances and transactions have been eliminated upon consolidation.

c.     Basis of presentation:

On January 11, 1999, the Company issued 32,000,000 common shares and 1,000,000 warrants to acquire all of the issued and outstanding shares of Pageant. On that date, the total number of the Company shares outstanding was 35,980,643 shares. As a result of this transaction, the shareholders of Pageant owned 88.9% of the outstanding common shares of the Company and, accordingly, the purchase of Pageant was accounted for as a reverse takeover transaction. The transaction was accounted for by the purchase method with the results of operations included in the consolidated financial statements from the date of acquisition.

d.     Use of estimates:

The preparation of consolidated financial statements in conformity with Canadian GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of income and expenses during the reporting period. Actual results could differ from those estimates.

e.     Cash and cash equivalents:

Cash and cash equivalents consist of all bank accounts and all highly liquid investments with original maturities of three months or less at the date of purchase.

f.     Property and equipment:

Property and equipment are recorded at cost less accumulated amortization. Amortization is provided on property and equipment on a straight-line basis for a period of up to three years. Property and equipment are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. When circumstances dictate, an impairment loss is calculated as equal to the excess of the carrying value of the assets over their undiscounted estimated future net cash flow.

MICROMEM TECHNOLOGIES INC.
(A DEVELOPMENT STAGE COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in United States dollars)

April 30, 2006

g.     Patents and trademarks:

Patents and trademarks are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. When circumstances dictate, an impairment loss is calculated as equal to the excess of the carrying value of the assets over their undiscounted estimated future net cash flow (Note 7).

h.     Research and development expenses:

Research costs are expensed in the period incurred. Development expenses are expensed as incurred unless they meet the criteria for deferral and amortization under Canadian GAAP which is the translation of research findings or other knowledge into a plan for the technology prior to commercial production or use. The Company has determined that no development costs have met these criteria at the financial reporting date.

i.      Stock-based compensation:

The Company has a stock-based compensation plan, which is described in Note 8. Stock-based compensation is recognized by the fair value method, whereby compensation is recorded to the extent that the exercise price is not based on the market value of the Company's common shares at the date of grant. Any compensatory benefit recorded is recognized initially as deferred share compensation in the consolidated statements of shareholders' equity and then charged against income over the contractual or vesting period.

Until October 31, 2004 for all awards of employee stock-based compensation granted after January 1, 2002, the Company recognized employee stock-based compensation costs under the intrinsic value-based method and provided pro forma disclosure of net income and earnings per share as if the fair value-based method had been applied.

Effective November 1, 2004 the Company has adopted the fair value method of accounting for employee stock-based compensation costs. Accordingly the financial statements for the years ending October 31, 2000 - 2004 and the cumulative financial statements for the period from September 3, 1997 to October 31, 2004 have been restated to reflect the stock-based compensation costs that the Company has incurred in each period which expense previously was disclosed on a proforma basis.

MICROMEM TECHNOLOGIES INC.
(A DEVELOPMENT STAGE COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in United States dollars)

April 30, 2006

The stock-based compensation expense for options granted during the twelve-month period ending October 31, 2005 and for the 6 months ended April 30, 2006 have been reflected as an expense in the consolidated statement of operations for the periods then ended.

j.     Income taxes:

The Company accounts for income taxes by the liability method. Under the liability method, future tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Future tax assets and liabilities are measured using substantively enacted tax rates and laws that are expected to apply when the asset is realized or the liability settled. To the extent that it is not considered to be more likely than not that a future income tax asset will be realized, a valuation allowance is provided.

k.     Impairment of long-term assets:

The Company records the value of the long-term assets acquired at cost. Such rights are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. When circumstances dictate an impairment loss is calculated as equal to the excess of the carrying value of the assets over their undiscounted estimated future net cash flows.

l.      Foreign currency translation:

The functional currency of the Company is the United States dollar. The Company's wholly-owned subsidiaries are integrated foreign operations and therefore, the Company uses the temporal method whereby monetary assets and liabilities are translated into United States (U.S.) dollars at the rate of exchange in effect at the consolidated balance sheet dates. Non-monetary assets and liabilities are translated at historical rates. Income and expenses are translated using the average monthly rate of exchange per quarter, which rate approximates the rate of exchange prevailing at the transaction dates. Gains or losses resulting from translation are included in the determination of net loss for the period.

MICROMEM TECHNOLOGIES INC.
(A DEVELOPMENT STAGE COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in United States dollars)

April 30, 2006

4.     Acquisition of royalty rights and remaining interest in technology from Estancia Limited:

On December 9, 2000, the Company and its subsidiary, Pageant, entered into an Asset Purchase Agreement (the "Agreement") with Estancia Limited ("Estancia") and Richard Lienau ("Lienau") to purchase the remaining 50% interests in the patents which the Company did not own and a 40% gross profit royalty ("Estancia Royalty"), in respect of certain ferromagnetic memory technology known as VEMRAM (previously known as MAGRAM) and covered by U.S. Patent #5,295,097 and the related patent applications (the "Vemram Patents") described in the Agreement and all rights (the "Technology") held by Estancia and Lienau under the Joint Ownership and Licensing Agreement dated September 17, 1997 among Estancia, Lienau and Pageant. Under the terms of the Agreement, the Company was required to pay a maximum purchase price of $50,000,000 to Estancia as follows:

a.     $10,000,000 was paid on closing (after receipt of regulatory approvals), in the form of $8,000,000 in common shares of the Company ("Micromem Shares") (based on the price on the closing date) and $2,000,000 in cash;

b.     $20,000,000 if and when either (i) certification is received from Honeywell Federal Manufacturing & Technologies ("Honeywell") that fully integrated, randomly addressable memory matrices of the Technology have met certain stipulated performance standards, or (ii) the Company or any of its affiliates executes a definitive agreement for the sale or licensing of the Technology to an arm's length third party for any commercial purposes other than testing or evaluation of the Technology; payable in the form of cash and Micromem Shares to be determined by Pageant provided that a minimum of 50% of the $20,000,000 shall be paid in Micromem Shares valued at the close of trading on the date of receipt of such certification, sale or licensing; and

c.     $20,000,000 if and when the Company or any of its affiliates executes a definitive agreement for the sale or licensing with respect to any technology (including the Technology) owned by the Company to an arm's length third party for any commercial purposes other than testing or evaluation of the technology, payable in the form of cash and Micromem Shares to be determined by Pageant provided that a minimum of 50% of the $20,000,000 shall be paid in Micromem Shares valued at the close of trading on the date of execution of such sale or licensing.

MICROMEM TECHNOLOGIES INC.
(A DEVELOPMENT STAGE COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in United States dollars)

April 30, 2006

During fiscal 2001, the Company paid $2,000,000 in cash and issued 2,007,831 shares, being the equivalent of $8,000,000, the first installment payable under the terms described above, on approval by its shareholders in the annual shareholder meeting held on March 14, 2001. The $10,000,000 paid was initially recorded as royalty rights in fiscal 2001 and was written-down to nil in fiscal 2002 (Note 10).

On March 9, 2004 the third anniversary of the closing date, the requirements set out in terms (b) and (c) above were not met and, in accordance with the terms of the Agreement, the Company's obligations to pay these amounts terminated. The Company thus has had to revert to Estancia:

1.     a 40% interest in the Vemram Patents;

2.     a 32% interest in the gross profit, less expenses agreed to by the parties, for each license of the Vemram Patents sold or otherwise transferred by Pageant; and

3.     a 32% interest of any unit royalties received by Pageant as a result of the license or sale of the Vemram Patents less reasonable expenses directly related to the obtaining of said royalties.

5.     Non-cash working capital balances:

A.     Deposits and other receivables

	4/30/06	4/30/05
Sales tax recoverable	$4,742	$17,328

Other receivables	1,752	15,000

Receivables from companies where
senior officers and directors of the
Company exercise significant influence
(Note 12(b))	12,266	59,539
Prepaid insurance	20,751	14,374
	$39,511	$106,241

MICROMEM TECHNOLOGIES INC.
(A DEVELOPMENT STAGE COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in United States dollars)

April 30, 2006

B.     Accounts payable and accrued liabilities

	4/30/06	4/30/05
Deferred compensation to Chairman
(Note 12(a) ii) and to senior officers (Note 12(c))	$350,000	$-

Accrual of costs under technology
development agreement (Note 13(b)	289,863	289,863

Accounts payable	200,459	159,611
	$840,322	$449,474

6.     Property and equipment:

	1/31/06	Additions	4/30/06
Cost:
Computers and equipment	$41,348	-	$41,348
	$41,348	-	$41,348

	1/31/06	Amortization	4/30/06
		Expense
Accumulated amortization:
Computers and equipment	$41,348	-	$41,348
	$41,348	-	$41,348

	4/30/05		4/30/06
Net book value:
Computers and equipment	$2,469		$-
	$2,469		$-

During fiscal 2003, the Company contributed equipment and supplies with a net book value of $58,302 under the "Equipment Transfer Agreement" to the University of Toronto ("U of T") (Note 13a(4)). The net book value of the contributed equipment has been charged to the period as a research and development expense.

MICROMEM TECHNOLOGIES INC.
(A DEVELOPMENT STAGE COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in United States dollars)

April 30, 2006

7.     Patents and trademarks:

In 2003 the Company discontinued a number of patent and trademark applications primarily outside the United States and the net book value of $130,839 relating to these applications was written off in 2003. The Company has also assessed the remaining amounts for patents and trademark applications registered in Canada and United States and expensed the residual net book value of $168,981 in 2003 to reflect the uncertain nature of future events.

The Company continues to actively pursue and protect its patents and trademarks registered in Canada and the United States.

8.     Share Capital:

a.     Authorized:

2,000,000 special preference shares, redeemable, voting, none of which are issued and outstanding
Unlimited common shares without par value.

b.     Stock option plan:

The Company has a fixed stock option plan. Under the Company's Stock Option Plan (the "Plan"), the Company may grant options for up to 13,000,000 shares of common stock to directors, officers, employees or consultants of the Company and its subsidiaries. The exercise price of each option is equal to or greater than the market price of the Company's shares on the date of grant unless otherwise permitted by applicable securities regulations. An option's maximum term under the Plan is 10 years.

A summary of the status of the Company's fixed stock option plan as at April 30, 2006 and 2005 and changes during the periods ended on those dates is as follows:

MICROMEM TECHNOLOGIES INC.
(A DEVELOPMENT STAGE COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in United States dollars)

April 30, 2006

	6 Months ended 4/30/06		Year ended 10/31/05
	Options in	Weighted	Options in	Weighted
	Thousands	Average	Thousands	Average
		exercise price		exercise price
Outstanding, beginning of period	10,150.73		7,270	$ .31
Granted	450.64		4,700.73
Cancelled/expired	(100)	.72	-	-
Exercised	(1,750)	.30	(1,820)	.304
Outstanding end of period	8,750.53		10,150	$ .34

Options exercisable at end of period	8,750.53		10,150
Weighted average price of
Options granted during the period		-		$.73

In June 2004, 5,300,000 options were exercised resulting in $530,000 of cash proceeds to the Company.

In June 2005, 1,820,000 options were exercised resulting in $553,600 of cash proceeds to the Company.

In January 2006, 150,000 options were exercised resulting in $45,000 cash proceeds to the Company.

In February - March 2006, a total of 1,600,000 options were exercised resulting in $480,000 cash proceeds to the Company.

The following options have been granted after October 31, 2004:

Date	Optionee	Number of Options	Exercise	Expiry
			Price	Date
January 29, 2005	Officer		300,000.80	March 22, 2007
January 31, 2005	Employee		50,000.91	June 17, 2009
January 31, 2005	Officer		50,000.91	June 17, 2009
May 27, 2005	Officer		400,000.72	May 27, 2010
May 27, 2005	Director		300,000.72	May 27, 2010
May 27, 2005	Director		1,800,000.72	May 27, 2010
August 1, 2005	Chairman		1,800,000.65	June 16, 2009
November 25, 2005	Director		300,000.60	November 24, 2009
November 20, 2005	Employee		50,000.72	December 20, 2010
January 15, 2006	Officer		100,000.68	January 15, 2011

MICROMEM TECHNOLOGIES INC.
(A DEVELOPMENT STAGE COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in United States dollars)

April 30, 2006

At October 31, 2004 the cumulative stock compensation expense for stock options granted to employees has been calculated using the Black Scholes option-price model as $17,829,459 which expense has previously not been reflected in the consolidated statement of operations and deficit. Effective November 1, 2004, the Company adopted the fair value method of accounting for stock compensation expense and accordingly has restated the prior year financial statements as appropriate.

A reconciliation of the restatement of the prior year financial statements is as below:

	2004	2003	Period from
			September 3, 1997
			to October 31, 2005

Stock compensation expense as originally
reported	10,020	-	10,020
Restatement - expense using fair value
method	1,369,950	318,000	19,551,201
Restated stock compensation expense	1,379,970	318,000	19,561,221

Net loss as originally reported	(944,348)	(1,449,965)	(36,690,571)

Restatement - expense using fair value
method	1,369,950	318,000	(17,829,459)
Restated net loss	(2,314,298)	(1,767,965)	(54,520,030)

Closing deficit as originally reported	(32,655,088)	(31,710,740)	(36,690,571)

Restatement, expense using fair value method	(17,829,459)	(16,459,509)	(17,829,459)
Restated closing deficit	(50,484,547)	(48,170,249)	(54,520,030)

Basic and fully diluted loss per share as
originally reported	(0.02)	(0.03)	(0.75)

Restatement - impact on loss per share using
fair value method	(0.02)	(0.01)	(0.38)

Revised basic and fully diluted loss per share	(0.04)	(0.04)	(1.13)

MICROMEM TECHNOLOGIES INC.
(A DEVELOPMENT STAGE COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in United States dollars)

April 30, 2006

The fair value of all options granted between 2005 - 2006 were estimated as of the date of grant using the Black Scholes option-pricing model with the following assumptions:

	2006	2005
Dividend yield	-	-
Expected Volatility	140%	97% - 142%
Risk free interest rate	3.25%	3.25%
Expected option life	1.5 years	1.5 years

The current expense for the three months ended January 31, 2005 has been calculated as $202,203, for the 3 months ended July 31, 2005 at $903,040 for the 3 months ended October 31, 2005 at $616,499 and for the three months ended April 30, 2006 at $143,786 and this expense has been recorded in the consolidated statement of operations for the three month periods then ended with an equivalent charge to contributed surplus.

The following table summarizes information about fixed options outstanding as at April 30, 2006:

Options Outstanding			Options exercisable
		Weighted average	Weighted
		remaining	Average		Weighted
Actual exercise	Number	contractual life (in	exercise	Number	Average
price	outstanding	years)	price	exercisable	exercise price
$ 0.30	3,600,000	3.3 years	$0.30	5,200,000	$ 0.30
0.68	100,000	3.7 years	0.68	100,000	0.68
0.80	300,000	.9 years	0.80	300,000	0.80
0.91	100,000	3.0 years	0.91	100,000	0.91
0.72	2,550,000	4.0 years	0.72	2,550,000	0.72
0.65	1,800,000	4.0 years	0.65	1,800,000	0.65
0.60	300,000	3.5 years	0.60	300,000	0.60

c.     Loss per share

Basic loss per share is calculated by dividing net loss by the weighted average number of common shares outstanding during the period. Diluted loss per share reflects the dilution that would occur if outstanding stock options and share purchase warrants were exercised or converted into common shares using the treasury stock method and is calculated by dividing net loss applicable to common shares by the sum of the weighted average number of common shares outstanding and all additional common shares that would have been outstanding if potentially dilutive common shares had been issued.

MICROMEM TECHNOLOGIES INC.
(A DEVELOPMENT STAGE COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in United States dollars)

April 30, 2006

The inclusion of the Company's stock options and share purchase warrants in the computation of diluted loss per share would have an anti-dilutive effect on loss per share and they are therefore excluded from the computation. Consequently, there is no difference between basic loss per share and diluted loss per share.

d.    Warrants

On August 13, 2003, the Company issued 2,031,250 First Units at $0.08 each. Each First Unit provides the holder with one common share and a warrant for one Second Unit at $0.08 each, exercisable for one year. Each Second Unit provides the holder with one common share and a warrant for one common share at $0.08 each, exercisable for one year.

In accordance with the CICA's recommendations, a portion of the First Unit should be allocated into separate elements within shareholders' equity as the First Units contain two equity elements arising from the common share and warrants attached. The Company has allocated the closing trading value of its shares as at August 13, 2003 to the common shares. Since the net proceeds received from the issuance of the common shares attached to the First Units equaled the closing trading value at the date authorized by the Board of Directors, the warrants were allocated a nil value.

In August 2004, the holders of the First Units exercised the First Unit warrants and the Company thus issued 2,031,250 common shares and the warrants for the Second Units and realized proceeds of $162,500.

In February 2005, the holders of the Second Units exercised 1,406,250 Second Unit warrants and the Company thus issued 1,406,250 common shares and realized proceeds of $112,500.

In August 2005, the holders of the Second Units exercised 625,000 Second Units warrants and the Company thus issued 625,000 common shares and realize proceeds of $50,000.

MICROMEM TECHNOLOGIES INC.
(A DEVELOPMENT STAGE COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in United States dollars)

April 30, 2006

e.    Private Placements

i)      In December 2003, the Company completed Unit private placements to two Canadian private investors pursuant to prospectus and registration exemptions set forth in applicable securities laws. Under the private placements, the Company received $33,000 as subscription proceeds for the sale and issue of 300,000 Units. Each Unit consists of one Common Share and one Series A Warrant. Each Series A Warrant entitles the holder to purchase one Common Share and one Series B Warrant for $0.11 until expiry 12 months from the date of issue. Each Series B Warrant entitles the holder to purchase one additional Common Share for $0.11 until expiry 12 months from the date of issue.

In October 2004 the private investors exercised 200,000 Series A warrants and the Company thus issued 200,000 common shares and 200,000 Series B warrants and realized proceeds of $22,000.

In the quarter ended January 31, 2005 the private investors exercised the remaining Series A warrants and the Company thus issued 100,000 additional common shares and 100,000 Series B warrants and realized proceeds of $11,000. The investors then exercised 300,000 Series B warrants and the Company thus issued 300,000 common shares and realized proceeds of $33,000.

ii)     In December 2003, the Company completed a Unit private placement to one Canadian private investor pursuant to prospectus and registration exemptions set forth in applicable securities laws. Under the private placement, the Company received $40,000 as subscription proceeds for the sale and issue of 500,000 Units.

Each unit consists of one Common Share and one Series A. Warrant. Each Series A Warrant entitles the holder to purchase one Common Share and one Series B Warrant for $0.08 until expiry 12 months from the date of issue. Each Series B Warrant entitles the holder to purchase one additional Common Share for $0.08 until expiry 12 months from the date of issue.

In June 2004, the private investor exercised the Series A warrants and the Company thus issued 500,000 common shares and 500,000 Series B warrants and realized proceeds of $40,000.

In September 2004, the private investor exercised the Series B warrants and the Company thus issued 500,000 common shares and realized proceeds of $40,000.

iii)     In December 2004 the Company completed a Unit private placement to several U.S. investors pursuant to prospectus and registrations exemptions set forth in applicable securities laws. Under the private placement, the Company has received $617,000 as subscription proceeds for the sale and issue of 1,028,344 Units. Each Unit consists of one Common Share and one Series A Warrant. Each series A Warrant entitles the holder to purchase one Common Share and one Series B warrant for $.60 until expiry 12 months from the date of issue. Each Series B Warrant entitles the holder to purchase one additional Common Share for $.60 until expiry 12 months from the date of issue (Note 18).

MICROMEM TECHNOLOGIES INC.
(A DEVELOPMENT STAGE COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in United States dollars)

April 30, 2006

iv)    In February 2005, the Company arranged a Unit private placement to several investors pursuant to prospectus and registration exemptions set forth in applicable securities laws. Under this private placement the Company received $845,000 as of April 30, 2005 as subscription proceeds for the sale of 1,300,000 Units. Each unit consists of one Common Share and one Series A Warrant. Each Series A Warrant entitles the holder to purchase one Common Share and one Series B Warrant for $.65 until expiry 12 months from the issue date. Each Series B warrant entitles the holder to purchase one Common Share for $.65 until expiry 12 months from the issue date (Note 18).

v)    In February 2005, the Company completed a Unit private placement to two Canadian investors pursuant to prospectus and registration exemptions set forth in applicable securities laws. Under the private placement, the Company received $10,500 as subscription proceeds for the sale and issue of 14,000 Units. Each Unit consists of one Common Share and one Series A Warrant. Each Series A Warrant entitles the investor to purchase one Common Share and one Series B Warrant for $.75 until expiry 12 months from the date of issue. Each Series B Warrant entitles the holder to purchase one additional common share for $.75 until expiry 12 months from the date of issue (Note 18).

f.      Outstanding warrants

The outstanding warrants to acquire common shares are summarized as below:

August 13, 2003 financing (Note 8 (d)):
Series A warrants outstanding at October 31, 2003	2,031,250
Series A warrants exercised in fiscal 2004	(2,031,250)
Series B warrants resulting from exercise of Series A warrants	2,031,250
Outstanding at January 31, 2005	2,031,250
Series B warrants exercised in February 2005	(1,406,250)
Series B warrants exercised in August 2005	(625,000)
-

MICROMEM TECHNOLOGIES INC.
(A DEVELOPMENT STAGE COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in United States dollars)

April 30, 2006

December 2003 financing (Note 8 (e) (i)):

Series A warrants issued	300,000
Series A warrants exercised	(200,000)
Series B warrants resulting from exercise of Series A warrants	200,000
Outstanding at October 31, 2004	300,000
Series A warrants exercised, January 2005	(100,000)
Series B warrants resulting from exercise of Series A warrants	100,000
Series B warrants exercised, January 2005	(300,000)
-

December 2003 financing (Note 8 (e) (ii))
Series A warrants issued	500,000
Series A warrants exercised, June 2004	(500,000)
Series B warrants resulting from exercise of Series A warrants	500,000
Series B warrants exercised, October 2004	(500,000)
-

December 2004 financing (Note 8(e) (iii))
Series A warrants issued and outstanding	1,028,344

February 2005 financing (Note 8(e) (iv)
Series A warrants issued and outstanding	1,300,000

February 2005 financing (Note 8(e)(v)
Series A warrants issued and outstanding	14,000

June 8, 2005 financial advisory services agreement	1,000,000

June 22, 2005 financial advisory services agreement	800,000

On June 8, 2005 the Company entered into a financial advisory services agreement with an arms length entity and, as consideration, issued 1,000,000 purchase warrants. Each warrant entitles the holder to purchase and subscribe for one common share at $.70 per share on or before December 31, 2006.

The Company entered into a second financial advisory services agreement on June 22, 2005 with an arms length entity and, as consideration, issued 800,000 purchase warrants. Each warrant entitles the holder to purchase and subscribe for one common share at $.70 per share on or before December 31, 2006.

MICROMEM TECHNOLOGIES INC.
(A DEVELOPMENT STAGE COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in United States dollars)

April 30, 2006

In December 2005 the Company revised the terms of the Unit private placements outlined in Note 8(e) (iii) (iv) and (v). In each case the Unit was revised to consist of one Common Share, one Series A warrant expiring on June 30, 2006 and one Series B warrant expiring on December 31, 2006. The remaining terms of the Series A and Series B warrants were unchanged.

9.     Contributed surplus:

Contributed surplus arises as a result of the application of the Black Scholes option-price model with respect to stock options issued by the Company as outlined in Note 8 (b). Also included in contributed surplus at October 31, 2005 is an amount of $544,891 representing forgiveness of Pageant indebtedness during fiscal 1999 by Ataraxia Corp, the former parent company of Pageant. This forgiven debt was treated as contributed surplus as this balance was between related parties.

10.     Restructuring and write-down of royalty rights:

On July 29, 2002, the Company restructured its operations by closing its research and development facility and adopted a plan to focus its current resources to outsource its research and development activities as described in Note 13(a). No major costs were associated with this restructuring.

As a result of the restructuring, the Company determined that there was significant uncertainty that any amounts would be payable to Estancia in the foreseeable future in respect of the Estancia Royalty as described in Note 4, and accordingly, the Estancia Royalty rights acquired in the amount of $10,000,000 were written off in fiscal 2002.

11.    Income Taxes:

Once the Company has completed all its income tax return filings it will have non-capital losses of approximately $9,581,000 available to reduce future taxable income, the benefit of which has not been recognized in these consolidated financial statements. As at April 30, 2006, the tax losses expire as follows:

	Canada	Other Foreign	Total
2007	$ 1,632,000	$ -	$ 1,632,000
2008	1,363,000	-	1,363,000
2009	1,062,000	-	1,062,000

MICROMEM TECHNOLOGIES INC.
(A DEVELOPMENT STAGE COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in United States dollars)

April 30, 2006

2010	932,000	265,000	1,197,000
2011	-	208,000	208,000
2014	746,000	-	746,000
2015	2,249,000	-	2,249,000
2016	924,000	-	924,000
2023	-	73,000	73,000
2024	-	173,000	173,000
2025	-	20,000	20,000
Total losses	$ 8,908,000	$739,000	$9,647,000

The reconciliation of income tax attributable to continuing operations computed at the statutory tax rates to income tax expense is as follows:

	4/30/06	4/30/05
	(6 mos)	(6 mos)
Consolidated accounting loss before
income taxes	$(1,068,250)	$ (927,750)
Add nondeductible items	143,786	202,203
Loss for tax purposes	(924,464)	(725,547)
Statutory rates	36%	36%
Expected income tax recovery	332,807	261,196
Tax benefit not recognized	(332,807)	(216,196)
	$-	$-

Future income taxes reflect the net tax effect of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's future tax assets and liabilities as at April 30, 2006 are as follows:

	4/30/06	4/30/05

Unused capital losses	$47,566	$47,566
Unused non-capital losses	3,206,880	2,327,658
Alternative minimum tax credit	142,091	142,091

MICROMEM TECHNOLOGIES INC.
(A DEVELOPMENT STAGE COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in United States dollars)

April 30, 2006

Research and development credit	118,720	118,720
Tax basis of property and equipment in
excess of carrying value	14,760	13,680
Total future tax assets	$3,530,017	$2,649,715
Valuation allowance	(3,530,017)	(2,649,715)
Net future tax assets	$-	$-

12.    Management compensation and related party transactions:

a       (i)    Between 1999 and 2002, the Company entered into stock-based management compensation arrangements with the Chairman as reported in prior years' audited financial statements.

(ii)   On May 29, 2005, the Company entered into a new employment agreement with the Chairman for a period from January 1, 2005 through September 30, 2009. Under the terms of the agreement, the Chairman has been retained to provide certain management services to the Company. The Company has agreed to provide compensation based on a percentage of the increase of the market capitalization on a year-over year basis commencing as of December 31, 2005 subject to a minimum annual compensation amount of $150,000. At the Company's option it can pay cash or issue common shares as compensation providing that the cumulative maximum number of shares that it can issue under the agreement is 2 million common shares. The Company determined that the compensation expense in fiscal 2005 was $150,000 under this agreement.

The total compensation paid to the Chairman is summarized as follows:

	Cash Compensation	Stock Option Expense
2006	$-	$-
2005	-	$-

b.     In the normal course of business, the Company has entered into cost sharing arrangements with companies where certain senior officers and directors exercise significant influence. These transactions, which were measured at the exchange amount on the date of the transaction, relate to salaries, rent and other expenses. For the 6 months ended April 30, 2006, the Company paid net expenses of approximately $9,000 in rent (2005: $27,000) and $50,000 in salaries (2005: $38,000).

MICROMEM TECHNOLOGIES INC.
(A DEVELOPMENT STAGE COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in United States dollars)

April 30, 2006

c.     Included in professional fees as reported are management and consulting fees paid or payable to individuals (or companies controlled by such individuals) who served as officers and directors of the Company. Certain of these individuals joined the Company during 2004 and 2005. The total compensation paid to such parties is summarized as follows:

	Cash Compensation	Stock Option Expense
2006 (6 months)	$228,000	$ -
2005 (6 months)	$ 152,000	$ 202,203

13.   Commitments:

A.    Research Collaboration and Infrastructure Agreements

1.     Materials and Manufacturing Ontario:

On October 24, 2002, Micromem entered into a two year Research Collaboration Agreement with Material and Manufacturing Ontario ("MMO"), a not-for-profit organization funded by the provincial government, the University of Toronto ("U of T") and a researcher employed by U of T to fund the research on Magnetic Structure development for Hall effect memory devices.

Under the terms of the agreement, the Company committed to contribute $87,432 (Cdn $136,175) and $18,000 (Cdn $28,000) in cash and in-kind contribution, respectively, per year to fund the research. The Company has met all of its obligations under this agreement.

On November 12, 2003, Micromem entered into a second research collaboration agreement with MMO and the U of T for research and development associated with magnetic memory devices. Under the second agreement, in the first year and upon renewal in the second year, MMO granted $58,900 (equivalent to Cdn. $85,000) in cash funding and Micromem contributed $56,130 (equivalent to Cdn. $81,000 in cash funding and additionally made $30,770 (equivalent to Cdn. $44,400) of in-kind contributions, all towards the research collaboration, each year. The Company has met all of its obligations under the agreement. Micromem obtained sublicensing rights for the use of any new technology developed ("Technology Developed") under this research subject to payment of an annual royalty payable in perpetuity to MMO based on a percentage of revenues from the sale of products incorporating the Technology Developed.

MICROMEM TECHNOLOGIES INC.
(A DEVELOPMENT STAGE COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in United States dollars)

April 30, 2006

2.     University of Toronto:

On November 1, 2002, the Company entered into an Infrastructure Agreement with U of T to fund the assembly of a magnetic memory facility ("MMF") for research, development and fabrication of magnetic memory. U of T has agreed to use the MMF in connection with, among other things, research to be conducted pursuant to collaborations between Micromem and U of T.

The terms of the agreement provided that Micromem was to contribute $249,463 (equivalent to Cdn. $360,000) in cash to fund the direct costs of the MMF. The contribution has been made in fiscal 2002-2003 by Micromem and included as a research and development expense in the consolidated statements of operations and deficit.

3.     Communications and Information Technology Ontario:

On December 10, 2002, Micromem entered into a two year Collaborative Research Agreement with Communications and Information Technology Ontario ("CITO") U of T and Dr. Harry Ruda. For the first year, CITO provided funding of $106,715 (equivalent to Cdn. $154,000) and Micromem contributed $31,875 (equivalent to Cdn. $46,000). For the second year, CITO provide funding of $107,715 (equivalent to Cdn. $154,000) and Micromem provided funding of $31,875 (equivalent to Cdn. $46,000). Micromem has further provided $67,632 (equivalent to Cdn $97,600) of in-kind contributions to the research collaboration.

4.     Revised License Agreement:

In June 2005 the Company signed a license agreement ("the License Agreement") with the U of T and the Ontario Centres of Excellence (including MMO and CITO) (collectively "OCE") whereby:

  OCE released the Company and the University from the commercialization obligations set forth is all prior research collaboration agreements.

MICROMEM TECHNOLOGIES INC.
(A DEVELOPMENT STAGE COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in United States dollars)

April 30, 2006

  The Company acquired exclusive worldwide rights to the Technology and Developed Technology and Patent Rights related to the MRAM technology developed at the UofT.

  The Company has agreed to royalties and payments under the terms of the License Agreement as follows:

    In consideration for the rights and licenses granted herein, the Company shall pay to the UofT:

    i. 4% of Net Sales until such time as the UofT has received from the Company an aggregate amount of five hundred thousand Canadian dollars (CDN$500,000);

    ii. 1% of Net Sales thereafter.

  If the Company sublicenses any rights granted herein to any non-Affiliate:

i.      in combination or association with the Micromem Intellectual Property, the UofT shall receive 10% of any Net Fees and/or Net Royalties that shall be received by the Company in respect of any licenses involving both the rights granted herein and such Micromem Intellectual Property;

ii.     For all other sublicenses of the rights granted herein to any non-Affiliate, the UofT shall receive 20% of any Net Fees and/or Net Royalties that shall be received by the Company in respect of such sublicenses.

iii.     Net Fees and/or Net Royalties shall be received from the Company until such time as the UofT has received from the Company an aggregate amount of five hundred thousand Canadian dollars (CDN$500,000); thereafter the Company shall pay half of the amounts set forth in 1.2(a) or (b) as is applicable.

  At any point after which the Company has paid the UofT five hundred thousand Canadian dollars (CDN$500,000), the Company may at its option buy out the obligation to pay royalties under the License Agreement by paying to the UofT a single lump sum payment equaling the greater of five hundred thousand Canadian dollars (CDN$500,000) and an amount equal to the total amount of royalties paid by the Company to the UofT in the preceding twenty-four months. The Company shall be entitled to exercise such option by providing written notice to the UofT along with the required payment, after which time the Company's obligation to pay royalties under Sections 1.1 or 1.2 as applicable shall be waived by the UofT.

MICROMEM TECHNOLOGIES INC.
(A DEVELOPMENT STAGE COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in United States dollars)

April 30, 2006

  As a condition to entering the License Agreement the Company has agreed to a further Research Agreement with a funding commitment of no less than five hundred thousand Canadian dollars (CDN $500,000), to continue the further research and development of the Inventions and Micromem Intellectual Property. In August 2005 the Company made an initial payment of CDN $250,000 and, in November 2005, the Company made the second payment of CDN $250,000 under the terms of this Research Agreement.

  The Company believes that there are substantial market opportunities available for it to commercialize its technology in conjunction with strategic partners and it is currently pursuing such opportunities. The Company plans to complete its research initiatives and enter into agreements with strategic partners so as to commercialize its technology under licensing and other arrangements.

B.     Technology Development Agreement:

On March 14, 2001, the Company's subsidiary, Pageant, entered into a three-year technology development agreement with Estancia and Lienau to continue the development of the Technology. Under the terms of the agreement, Pageant committed to pay Estancia $215,000 per year, payable on a monthly basis in arrears, and committed to incur expenditures in connection with the development expenses of up to a maximum of $500,000 per agreement year.

On April 23, 2002, the technology development agreement was amended to extend its term for an additional eight-month period through November 2004. The go-forward payments were renegotiated as $62,707 between May - October 2002, $197,086 during fiscal 2003 and $143,330 during fiscal 2004.

The development efforts under this agreement ceased in July 2002. The Company reports approximately $290,000 in accounts payable and accrued liabilities with respect to this agreement as of April 30, 2006 (at January 31, 2005: $289,000).

MICROMEM TECHNOLOGIES INC.
(A DEVELOPMENT STAGE COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in United States dollars)

April 30, 2006

C.    Operating Leases:

The Company has operating lease commitments which expire in 2010 in respect of its head office. The future minimum annual lease payments are approximately as follows:

2006-2010 (annually)	$98,400

D.    Consulting contract:

In January 2005 the Company entered into a consulting contract with an arm's length individual for her services as Chief Technology Officer of the Company. The agreement extends for 2 years with a cancellation clause which can be executed by the Company at any time with 4 months notice provided. The base remuneration stipulated in the contract is $260,000 per year. The Company also granted the Chief Technology Officer 100,000 options exercisable at .68¢ which expired on December 31, 2005, 300,000 options exercisable at $0.80 per share, expiring 45 days after the end of the above noted employment agreement and 100,000 options exercisable at $.72 which expire on March 22, 2007 if unexercised.

14.    Contingencies:

The Company has agreed to indemnify its directors and officers and certain of its employees in accordance with the Company's by-laws. The Company maintains insurance policies that may provide coverage against certain claims.

As outlined in Note 4, certain interests under the Agreement with Estancia reverted to Estancia on March 9, 2004. On this basis, to the extent that future revenues are generated by the Company relating directly and specifically to the Vemram Patents, the Company is obligated to pay Estancia 32% of the gross profit realized less expenses agreed to by the parties and 32% of any unit royalties realized less direct expenses.

MICROMEM TECHNOLOGIES INC.
(A DEVELOPMENT STAGE COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in United States dollars)

April 30, 2006

15.   Financial instruments:

a.     Fair values

The fair values for all financial assets and liabilities are considered to approximate their carrying values due to their short-term nature.

b.     Foreign items

The consolidated financial statements include balances/transactions that are denominated in Canadian dollars as follows:

	4/30/06	4/30/05
Assets	$ 199,000	$304,000
Liabilities	198,000	150,000
Other Income	-	370
Expenses	822,000	349,000

16.    Reconciliation between Canadian GAAP and U.S. GAAP:

The Company's consolidated financial statements have been prepared in accordance with Canadian GAAP which, in the case of the Company, conform in all material respects with U.S. GAAP.

a. Stock-Based compensation:

Until October 31, 2004 the Company chose to account for employee stock-based compensation using the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees. Under this method, compensation expense is recorded if the market value exceeds the exercise price at the date of grant. The compensation expense, if any, is recognized at the date of option grants or when the option shares are earned, when future performance is required, in the consolidated statements of operations and deficit.

MICROMEM TECHNOLOGIES INC.
(A DEVELOPMENT STAGE COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in United States dollars)

April 30, 2006

In December 2004, the Financial Accounting Standards Board (FASB) issued SFAS No. 123 (revised 2004), "Share-Based Payments". SFAS No. 123(R) would require the Company to measure all employee stock-based compensation awards using a fair- value method and record such expense in its consolidated financial statements. SFAS No. 123(R) is effective beginning in the quarter ending January 31, 2005.

The Company has adopted the fair value method to measure all employee stock-based compensation effective November 1, 2004 and accordingly has restated the prior year financial statements to reflect this change, as outlined in Note 8(b).

b.     Consolidated statement of comprehensive income (loss):

Comprehensive income (loss) includes all changes in equity during the periods presented except shareholder transactions. For the purpose of reporting under U.S. GAAP, the components of comprehensive income and total comprehensive income are reported in the consolidated statements of changes in shareholders' equity, below net loss in the consolidated statements of operations and deficit and in a separate consolidated statement of comprehensive income. For the periods presented, accumulated other comprehensive loss equals net loss.

c.     Research and development expenditures

Under U.S. GAAP all research and development expenditures are expensed as incurred. In that the Company has not deferred any research and development expenditures it is in compliance with U.S. GAAP.

d.     Other recent accounting pronouncements

SFAS No. 151 - retains the principle that inventories are presumed to be stated at cost; however, it amends ARB No. 43 to clarify that abnormal amounts of idle facilities, freight, handling costs and spoilage should be recognized as current period expenses. Also, SFAS No. 151 requires fixed overhead costs be allocated to inventories based on normal production capacity. The guidance in SAFS No. 151 is effective for inventory costs incurred during fiscal years beginning after June 15, 2005.

SFAS 152 - In December 2004, the FASB issued SFAS No. 152 "Accounting for Real Estate Time Sharing Transactions - an amendment of FASB Statements No. 66 and 67" ("SFAS 152"). The provisions of SFAS 152 are effective in fiscal years beginning after June 15, 2005.

MICROMEM TECHNOLOGIES INC.
(A DEVELOPMENT STAGE COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in United States dollars)

April 30, 2006

SFAS 153 - In December 2004, the FASB issued SFAS No. 153 "Exchanges of Non-monetary Assets - an amendment of APB Opinion No. 29" ("SFAS 153"). SFAS 153 replaces the exception from fair value measurement in APB Opinion No. 29 for non-monetary exchanges of similar productive assets with a general exception from fair value measurement for exchanges of non- monetary assets that do not have commercial substance. A non-monetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. SFAS 153 is effective for all interim periods beginning after June 15, 2005.

SFAS 154- In May 2005, the FASB issued SFAS 154 "Accounting Changes and Error Corrections". The statement replaces APB Opinion No. 20, Accounting Changes and SFAS No. 3, Reporting Accounting Changes in Interim Financial Statements. SFAS 154 requires companies to apply voluntary changes in principles retrospectively whenever practicable. SFAS 154 is effective for accounting changes and correction of errors made in fiscal years beginning after December 15, 2005.

The Company believes that the above standards would not have a material impact on its financial position or on the results of operations.